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[LETTERHEAD]






                                                                EXHIBIT 8.1
Olympic Receivables Finance Corp.
7825 Washington Avenue South, Suite 410
Minneapolis, Minnesota 55439-2435

    Re:  Registration Statements on Form S-3
         File No. 333-14983

Ladies and Gentlemen:

         We have acted as counsel to Olympic Receivables Finance Corp. (the "Seller") in connection with the registration under the Securities Act of 1933, as amended, by the Seller of $3,000,000,000 of Automobile Receivables-Backed Certificates (the "Certificates") and Automobile Receivables-Backed Notes (the "Notes") to be issued from time to time by trusts established by the Seller, the related preparation and filing of a registration statement on Form S-3, filed by the Seller with the Securities and Exchange Commission (the "Commission") on October 28, 1996 (the "Registration Statement"), and the preparation of a Prospectus Supplement, dated December 5, 1996, and related Prospectus, dated December 4, 1996 (together, the "Prospectus") relating to the offering and sale of $77,500,000 aggregate principal amount of Class A-1 Money Market Automobile Receivables-Backed Notes (the "Class A-1 Notes"), $215,000,000 aggregate principal amount of Class A-2 Automobile Receivables-Backed Notes (the "Class A-2 Notes"), $125,000,000 aggregate principal amount of Class A-3 Automobile Receivables-Backed Notes (the "Class A-3 Notes"), $150,000,000 aggregate principal amount of Class A-4 Automobile Receivables-Backed Notes (the "Class A-4 Notes") and $89,500,000 aggregate principal amount of Class A-5 Automobile Receivables-Backed Notes (the "Class A-5 Notes" and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes and the Class A-4 Notes, the "1996-D Notes") and $73,000,000 aggregate principal amount of Automobiles Receivables-Backed Certificates (the "1996-D Certificates") to be issued by Olympic Automobile Receivables Trust, 1996-D (the "Trust"). The corpus of the Trust will consist of a pool of motor vehicle retail installment sales contracts and promissory notes (the "Receivables") and certain other property. The 1996-D Certificates are to be issued under a Trust

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Olympic Receivables Finance Corp.
December 12, 1996
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Agreement (the "Trust Agreement"), dated as of December 1, 1996, among Olympic
First GP Inc., Olympic Second GP Inc. (together, the "General Partners"), the Seller, Financial Security Assurance Inc. ("Financial Security") and Mellon Bank (DE), National Association, as Owner Trustee. The 1996-D Notes are to be issued under an Indenture (the "Indenture"), dated as of December 1, 1996, among the Trust and Norwest Bank Minnesota, National Association, as
Indenture Trustee and Indenture Collateral Agent.  The 1996-D Notes and
1996-D Certificates are described in the Prospectus forming part of the Registration Statement.

         You have requested our opinion with respect to the federal income tax characterization of the Trust and the 1996-D Notes. For purposes of rendering our opinion we have examined the Registration Statement, the Trust Agreement, the Indenture, and the related documents and agreements contemplated therein (collectively, the "Transaction Documents"), and we have reviewed such questions of law as we have considered necessary and appropriate. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Prospectus.

         Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), currently applicable Treasury Department regulations issued thereunder, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Any change in such authorities may affect the opinions rendered herein. Our opinion is also based on the representations and warranties set forth in the Transaction Documents and the assumptions that the Seller, the Servicer, the General Partners, the Owner Trustee and the Indenture Trustee will at all times comply with the requirements of the Transaction Documents. We have also relied in part on various factual representations made to us by the General Partners, including the following:

    1. There are and will be during the life of the Trust no contracts or other agreements between the General Partners and the other Certificateholders other than as set forth in the Transaction Documents.

    2. The other Certificateholders will not control the General Partners or otherwise cause the General Partners to act as their agent,


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Olympic Receivables Finance Corp.
December 12, 1996
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and will not use the General Partners to conceal their own active involvement in the conduct of the business of the Trust.

    3. The net worth of each General Partner will be not less than the Minimum Net Worth, as such term is defined in, and determined in accordance with, the provisions of the Trust Agreement, which amount shall be contributed to each General Partner in the form of one or more demand notes issued by Olympic Financial Ltd.

         Although we have not undertaken an independent investigation of any factual matters, nothing contrary to any of these representations has come to our attention in the course of our consideration of these matters. Any alteration of such factual representations may adversely affect our opinion.

         An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

         1. CHARACTERIZATION OF THE TRUST. Based principally on currently applicable Treasury Regulations issued under Section 7701 of the Code, which Regulations we believe to be controlling, it is our opinion that the Trust will not be treated as an "association" taxable as a corporation for federal income tax purposes. In two significant cases regarding the classification of limited partnerships for tax purposes, the opinions of the Court of Claims and the United States Tax Court closely followed the tests set forth in these regulations. SEE ZUCKMAN V. UNITED STATES, 524F.2d 729 (Ct. Cl.1975); LARSON V. COMMISSIONER, 66 T.C. 159 (1976), acq., 1979-1 C.B. 1; SEE ALSO Rev. Rul.79-106,
1979-1 C.B. 448, Rev. Rul. 93-50, 1993-2 C.B. 310, and Rev. Proc. 89-12, 1989-1
C.B. 798. Furthermore, in Revenue Ruling 88-79, 1988-2 C.B. 361, the Service ruled that the tests set forth in these regulations to distinguish a partnership from an association also should be applied to determine the tax characterization of a business trust.

         Section 301.7701-2(a)(1) of the Treasury Regulations lists six major characteristics ordinarily found in a corporation which distinguish a corporation from other forms of organizations. Section 301.7701-2(a)(2) of the Treasury Regulations provides that since two of these factors (associates and an objective to carry on business and divide the gains therefrom) are generally common to both corporations and partnerships, the determination of whether an organization that

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Olympic Receivables Finance Corp.
December 12, 1996
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has such characteristics is to be treated for tax purposes as a partnership or as an association taxable as a corporation depends upon an analysis of the remaining factors of continuity of life, free transferability of interests, centralization of management and limited liability. Section 301.7701-2(a)(3) of the Treasury Regulations specifies that an unincorporated organization shall not be classified as an association taxable as a corporation unless such organization has more corporate characteristics than non-corporate characteristics, excluding characteristics common to both types of organizations. Under Section 301.7701-2(a)(3) of the Treasury Regulations, each of the four above-described characteristics is assigned equal weight in determining whether an organization has more corporate characteristics than non-corporate characteristics. SEE LARSON and Rev. Rul. 93-50, 1993-2 C.B. 310, each of which applied equal weight to each of the four characteristics.

         We conclude that under the Treasury Regulations' tests and relevant judicial authorities, the Trust lacks continuity of life and limited liability and that the Trust therefore should not be treated as an association taxable as a corporation for federal income tax purposes. The basis for this conclusion is discussed in more detail below.

         (a) CONTINUITY OF LIFE. Under Section 301.7701-2(b)(1) of the Treasury Regulations, an organization is deemed to lack the corporate characteristic of continuity of life if the death, insanity, bankruptcy, retirement, resignation or expulsion of any member will cause a dissolution of the organization. Section 301.7701-2(b)(1) of the Treasury Regulations further provides that if the death, insanity, bankruptcy, retirement, resignation, expulsion or other event of withdrawal of a general partner of a limited partnership causes a dissolution of the partnership, continuity of life does not exist notwithstanding the fact that a dissolution may be avoided if the remaining general partners or at least a majority in interest of all remaining partners agree to continue the partnership. SEE ALSO Rev. Proc. 92-35, 1992-1 C.B. 790.

         Section 9.2 of the Trust Agreement provides that if (A) both of the General Partners experience a Dissolution Event (consisting of the withdrawal or expulsion of such Person as a General Partner of the Trust, the termination or dissolution of such Person, or the occurrence of an Insolvency Event with respect to such Person), or (B) one of the General Partners experiences a Dissolution Event and the Owner Trustee is unable to obtain a satisfactory opinion of counsel to the effect that a failure to terminate the Trust upon the occurrence of such Dissolution Event will not cause the Trust to be treated as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes, the Trust shall

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Olympic Receivables Finance Corp.
December 12, 1996
Page 5

terminate 90 days after such event, unless each Certificateholder agrees in writing to continue the Trust and to the appointment of a replacement General
Partner.   Based on this provision and the foregoing authorities, we conclude that the Trust lacks the corporate characteristic of continuity of life.

         (b) LIMITED LIABILITY. Section 301.7701-2(d)(1) of the Treasury Regulations provides that an organization has the corporate characteristic of limited liability if there is no member who is personally liable for the debts of the organization. Section 301.7701-2(d)(1) of the Treasury Regulations further provides that in the case of a corporate general partner, personal liability exists with respect to such general partner if the general partner has substantial assets (in addition to its interest in the partnership) which could be reached by a creditor of the partnership or if the general partner is not merely a "dummy" acting as the agent for the limited partners. For advance ruling purposes, the Service recently stated that a limited partnership will generally be deemed to lack limited liability where the net worth of its corporate general partners at the time of the ruling request equals at least 10% of the total contributions to the partnership, and such net worth is expected to continue to equal at least 10% of the total contributions throughout the life of the partnership. Rev. Proc. 89-12 at Section 4.07. We understand that the General Partners may not satisfy this condition to an advance ruling. In addition, although the General Partners have represented that each of them will have a net worth of not less than the Minimum Net Worth, we have not determined if the General Partners have "substantial assets" within the meaning of the Treasury Regulations. In LARSON, however, the Tax Court held that, in the case of corporate general partners, if (1) the persons controlling the general partners are independent from, and unrelated to, the limited partners, and
(2) the general partners are not being used by the limited partners "as a screen to conceal their own active involvement in the conduct of the business" of the partnership, then the general partner or partners will not be considered as agents of the limited partners.

         The General Partners have represented that the other Certificateholders will not control the General Partners or otherwise cause the General Partners to act as their agent and that the other Certificateholders will not use the General Partners to conceal their own active involvement in the conduct of the business of the Trust. Thus, the General Partners will not be "dummies" acting as the agents of the other Certificateholders. Based on the foregoing authorities and the representations of the General Partners, we conclude that the Trust lacks the corporate characteristic of limited liability.

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Olympic Receivables Finance Corp.
December 12, 1996
Page 6

         Thus, we conclude that under the tests of the applicable Treasury Regulations the Trust lacks the corporate characteristics of continuity of life and limited liability. Under the Treasury Regulations, the absence of any two of the four principal characteristics which distinguish a partnership from an association is sufficient to establish that the Trust will not be treated as an association for federal income tax purposes. Therefore, it is our opinion that pursuant to Section 7701 of the Code, the Trust will not be treated as an association taxable as a corporation for federal income tax purposes.

         Under Section 7704 of the Code, certain publicly traded partnerships are treated as corporations for federal income tax purposes. This treatment does not apply, however, to any publicly traded partnership if 90% or more of the gross income of the partnership constitutes "qualifying income." For purposes of Section 7704, "qualifying income" generally includes interest, dividends and certain other types of passive income. Based on the representations made in the Transaction Documents, we conclude that if the Trust is treated as a partnership for federal income tax purposes, 90% or more of the Trust's gross income will constitute "qualifying income" within the meaning of
Section 7704 of the Code. Therefore, it is our opinion that the Trust will not be taxed as a corporation under the publicly traded partnership rules of Section 7704 of the Code.

         2. CHARACTERIZATION OF THE 1996-D NOTES. The characterization of an instrument as debt or equity for federal income tax purposes depends on all of the facts and circumstances in each case. In any such determination, several factors must be considered, including, among other things, the independence of the debt holder and equity holders, the intention of the parties to create a debt, the creation of a formal debt instrument, the safety of the principal amount, and the debt to equity ratio of the issuer. In this regard, we note that the Owner Trustee, on behalf of the Trust, and each Noteholder will agree to treat the 1996-D Notes as debt for federal income tax purposes. Based on such agreement, the factors listed above and other considerations, although there is no authority on transactions which resemble the issuance of the 1996-D Notes by the Trust, it is our opinion that the 1996-D Notes will be treated as debt for federal income tax purposes.

         We express no opinion about the tax treatment of any features of the Trust's activities or an investment therein other than those expressly set forth above.


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Olympic Receivables Finance Corp.
December 12, 1996
Page 7


         We consent to the filing of this opinion as an exhibit to each Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated:  December 12, 1996

                   Very truly yours,

                   /s/ Dorsey & Whitney LLP


CFS